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                                                                   EXHIBIT 10.82


                               BALLY'S SETTLEMENT

                                DECEMBER 31, 1998


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                     SETTLEMENT AGREEMENT AND MUTUAL RELEASE

                THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE ("Agreement") is made as of this 31ST day of December, 1998 (the "Execution Date"), by and between The Sports Club Company, Inc. ("Sports Club") and RM Sports Club, Inc. (collectively, "Defendants"), on the one hand, and Bally Total Fitness Holding Corporation ("Bally"), on the other hand, and provides as follows:

                WHEREAS, there exists a certain management agreement, dated January 9, 1996 (the "Management Agreement"), between Bally and Bally Entertainment Corporation ("Bally Entertainment") relating to the Vertical Club, a health and fitness center located at 330 East 61st Street, New York, New York (the "Club"); and

                WHEREAS, Bally Entertainment assigned the Management Agreement to Hilton Hotels Corporation ("Hilton"), in connection with Hilton's acquisition of the Club in June 1996; and

                WHEREAS, Hilton purportedly assigned the Management Agreement to Sports Club on April 15, 1998, pursuant to an asset purchase agreement, dated April 1, 1998 (the "Asset Purchase Agreement"), by which Sports Club purchased substantially all of the assets of the Club from Hilton; and

                WHEREAS, Bally commenced an action against Defendants in the Supreme Court of the State of New York, County of New York, Index No. 602003/98, seeking declaratory relief under the Management Agreement, injunctive relief under the Management Agreement, and an award of damages for breach of the Management Agreement (the "Action"); and

                WHEREAS, on May 11, 1998, Justice Barry A. Cozier issued a preliminary injunction in the Action (the "Injunction"); and

                WHEREAS, Sports Club filed counterclaims in the Action seeking declaratory relief under the Management Agreement, an award of damages for breach of the Management Agreement and an accounting; and



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                WHEREAS, Bally asserted that Defendants owe Bally certain sums in connection with the operation of the Club; and

                WHEREAS, Defendants and Bally intend by this Agreement to settle and resolve any and all disputes between them relating to the Management Agreement, the Club or any of the facts referred to in the pleadings filed in the Action (collectively, the "Disputes");

                NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement and the rights and obligations created herein, the sufficiency of which are hereby acknowledged, and in settlement of the Disputes, the parties hereto agree as follows:

                1. Payment. Simultaneously herewith, Sports Club shall pay to Bally the sum of $ 1,379,727.00 by wire transfer pursuant to the wire instructions delivered to Sports Club simultaneously herewith. Additionally, simultaneously herewith, Sports Club shall pay to Jaffe and Asher the sum of $5,000 by wire transfer pursuant to the wire instructions delivered to Sports Club simultaneously herewith, in full satisfaction of any claims of Jaffe and Asher or Bally against Defendants for legal services rendered in connection with the "Scores" or "TCS" matters.

                2. Termination of the Management Agreement. Except for the indemnification provision of paragraph 12 of the Management Agreement (to wit: the second two full paragraphs only of paragraph 12) which shall remain in full force and effect and shall survive the execution of this Agreement, the Management Agreement is hereby terminated as of the Execution Date and is of no further force or effect. Sports Club agrees to be responsible to Bally for the obligations of Owner (as such term is defined in the Management Agreement) under paragraph 12 of the Management Agreement. Notwithstanding the foregoing, Sports Club



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shall have no responsibility under paragraph 12 of the Management Agreement to indemnify Bally in connection with any claim of a Bally Member (as such term is defined in paragraph 4 below) that the Sports Club breached that Bally Member's Reciprocal Rights (as such term is defined in paragraph 4 below).

               3. Vertical Club Name. Bally (which, for the purposes of this paragraph 3 only, will include Bally, its affiliates, subsidiaries and other entities owned or controlled by Bally) will permit Sports Club to continue using, on a non-exclusive basis, the name "Vertical Club" solely in connection with the Club until the first to occur of: (i) Sports Club's commencement of substantial renovation or refurbishing of the Club; (ii) the closing of the Club by Sports Club for renovation, refurbishing or any other purpose; or (iii) June 1, 1999. Bally makes no representation or warranty to Sports Club of any kind or nature concerning the name Vertical Club or concerning the right of Sports Club vis a vis any third parties to use such name. Specifically, without limiting the generality of the foregoing, Bally makes no representation of warranty (i) that it has any proprietary or other interest in the name Vertical Club; (ii) that Bally or any third party is limited in any way in the use of the name Vertical Club, or (iii) that Sports Club is free to use the name Vertical Club. Accordingly, Sports Club acknowledges and agrees that it shall have no claim against Bally in the event that Sports Club is prevented from using the Vertical Club name or is the subject of legal action concerning its future use of same.

               4. Cessation of Reciprocity Rights. Pursuant to paragraph 5 of the Management Agreement and prior practice between Bally and Sports Club (or their predecessors in interest), members of health and fitness centers managed by Bally (for the purposes of this



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paragraph 4, "Bally Members") have been granted rights of access to use the Club pursuant to certain reciprocal membership programs, and members of the Club (for the purposes of this paragraph 4, "Club Members") have been granted rights of access to use health and fitness centers managed by Bally pursuant to certain reciprocal membership programs (such rights of access are referred to herein as "Reciprocal Rights"). Commencing with the Execution Date , all Reciprocal Rights shall cease. Accordingly, Bally shall not be obligated to honor any Reciprocal Rights claimed by Club Members, and Sports Club shall not be obligated to honor any Reciprocal Rights claimed by Bally Members. However, (a) Bally agrees to indemnify, defend and hold Sports Club Releasees, as that term is defined in paragraph 19 of this Agreement, harmless from any claims, causes of action, controversies, disputes, liabilities, costs and expenses of whatsoever nature (including reasonable legal fees), whether in law or equity, incurred by or asserted against any Sports Club Releasees by any Bally Members due to Sports Club's cessation of such Bally Members' Reciprocal Rights; and (b) Sports Club agrees to indemnify, defend and hold Bally Releasees, as that term is defined in paragraph 20 of this Agreement, harmless from any claims, causes of action, controversies, disputes, liabilities, costs and expenses of whatsoever nature (including reasonable legal fees), whether in law or equity, incurred by or asserted against Bally Releasees by any Club Members due to Bally's cessation of such Club Members' Reciprocal Rights.

                5. Accounts Payable. Within four (4) business days following the Execution Date, Bally shall deliver to Sports Club for payment by Sports Club all unpaid invoices relating to the Club ("Unpaid Invoices") which were in the possession of Bally as of the Execution Date.



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If Bally receives or comes into possession of any additional Unpaid Invoices following the Execution Date, it shall use reasonable efforts to deliver same to Sports Club within 15 days for payment by Sports Club. As of the Execution Date, Bally shall not pay and shall not be responsible to pay, any of the Unpaid Invoices or any other disbursements of the Club of any kind or nature.

                6. Employees. Annexed hereto as Exhibit A is a list of all employees working at the Club for whom Bally has performed payroll functions (the "Club Employees"). Sports Club acknowledges and agrees that the Club Employees have during the course of their employment at the Club always been employees of the Owner of the Club (as such term is defined in the Management Agreement) and have never been employees of Bally. Bally will continue to provide all payroll functions for Club Employees through the Execution Date, including issuance of W-2s through the Execution Date. Commencing with the Execution Date, Bally shall no longer be responsible for and shall cease all payroll functions with respect to the Club Employees, and Sports Club shall be solely responsible for all payroll functions with respect to all Club Employees from the Execution Date, forward, including issuance of W-2s for the period following the Execution Date. In the event that Sports Club terminates the employment of any Club Employee on or after the Execution Date, Sports Club shall (i) be solely responsible for complying with all federal, state and local laws, rules and regulations relating to terminated employees generally, including but not limited to, the requirements of COBRA and (ii) indemnify and hold harmless Bally from any and all claims, causes of action,



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controversies, disputes, liabilities, costs and expenses of whatsoever nature, including reasonable legal fees, whether in law or in equity, incurred by or asserted against Bally, arising out of the Club Employees' employment prior to the Execution Date and arising out of the termination of such employment on or after the Execution Date, for including but not limited to, unemployment compensation, severance, discrimination, wrongful termination or otherwise. Bally represents that as of the Execution Date it is unaware of any claims that would be subject to the indemnification provisions of this paragraph 6. Notwithstanding the foregoing, if any of the claims which are subject to the indemnification provisions of this paragraph 6 are covered by a policy(ies) of insurance which provide(s) for a legal defense of such claim, Bally shall accept such defense, if any, as provided by the insurance company. However, Sports Club shall be liable for any liability, cost or expense indemnified under this paragraph 6 to the extent that any applicable insurance coverage is insufficient to pay such liability, cost or expense or to the extent that insurance coverage or legal defense is denied or limited in any way, or for any reason.

        7. Records and Documents. As of the Execution Date, except as otherwise indicated below, the Defendants hereby acknowledge that they are satisfied with Bally's prior delivery of documents and there shall be no further obligation of Bally with respect to further document production:

                (1) a copy of all membership agreements for the Club sold from April 15 , 1998 through the Execution Date which will be delivered to the Sports Club by January 31, 1999;



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                (2)     Within four (4) business days following the Execution
                        Date, Bally will provide Sports Club with the membership information relating to Club Members existing on the Execution Date as contained in Bally's computer database in computer readable format reasonably consistent with that as previously supplied on an earlier occasion by Bally to Sports Club;

                (3) a copy of the monthly operating statements for the Club relating solely to the services provided by Bally in December 1998 for the period from December 1, 1998 through December 31, 1998 which will be delivered to the Sports Club by January 31, 1999; and

                (4) a copy of the monthly balance sheet for the Club relating solely to the services provided by Bally in December 1998 as of December 31, 1998 which will be delivered to the Sports Club by January 31, 1999.

                8. Future Membership Receipts. On or before February 1, 1999, Sports Club will advise all Club Members to forward all future membership fee payments to Sports Club.



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For the period commencing with the Execution Date, any monies received by Bally
(notwithstanding the notice given pursuant to the foregoing sentence) from any source including, but not limited to, direct payment from Club Members, credit card receipts or otherwise, representing membership fee payments for Club Members ("Future Receipts"), shall be deposited in a reserve account established pursuant to paragraph 9 below and disbursed in accordance with the terms of said paragraph 9. However, Bally shall have no obligation or responsibility to solicit payments from Club Members or in any way take action to collect Future Receipts other than to deposit into the reserve account such Future Receipts as they are received by Bally.

                9. Reserve Account; Post-Execution Accounting. As provided above in paragraph 8, all Future Receipts received by Bally will be deposited in a Bally bank account (the "Reserve Account"), which shall not be required to be segregated from other Bally funds. On February 1, 1999, Bally shall provide to Sports Club an accounting relating solely to the services provided by Bally in December 1998 for the period from December 1, 1998 through December 31, 1998 including the Future Receipts collected in December 1998 as is agreed in paragraphs 7 (iii) and (iv) and 8 (the "Post-Execution Accounting"). The Post-Execution Accounting shall include a credit to Sports Club in the amount of $76,403.82 representing November and December 1998 rent from Scores Entertainment, Inc. which was heretofore delivered to Jaffe and Asher, as attorneys for Bally. The Post-Execution Accounting shall set forth the amount due to be paid by Sports Club to Bally or Bally to the Sports Club, as the case may be, relating to the



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period December 1, 1998 through December 31, 1998 as determined by Bally in accordance with the provisions of the Management Agreement (the "December Payment").

                On or before February 1, 1999, Bally shall pay to itself out of the Reserve Account (i) the amount of the December Payment as set forth in the Post-Execution Accounting, plus (ii) any charge-backs, "NSF" debits and other amounts representing funds previously received by Bally as membership fees for the Club which are required, for any reason, to be returned or disgorged by Bally or the Club (collectively, "Charge-backs") for the period through December 31, 1998. The Reserve Account less (a) the payment to Bally for items (i) and
(ii) above; (b) the sum of $25,000 (to be continued to be held in the Reserve Account pursuant to paragraph 10 below to secure future payments of the Charge-backs and Fees [as hereinafter defined]); and (c) Future Receipts collected during the month of January 1999 shall be remitted to Sports Club within ten (10) days after the Post-Execution Accounting. In the event that there are insufficient funds in the Reserve Account to (a) make the payment to Bally for items (i) and (ii) above; (b) to maintain the Reserve Account balance at $25,000.00 pursuant to paragraph 10 below and (c) to continue to hold the Future Receipts collected during the month of January 1999, Sports Club shall deliver to Bally, within ten (10) days after the Post-Execution Accounting, the amount of such deficiency, to be deposited in the Reserve Account and disbursed in accordance with this Agreement.

                10. Post December 31, 1999 Receipts and Charge-Backs and Accountings. Pursuant to paragraph 9 above, the balance in the Reserve Account after January 31, 1999 will be $25,000.00 plus the Future Receipts collected during the month of January 1999. Any Future



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Receipts collected after January 31, 1999 shall be deposited in the Reserve
Account as well. Bally will be entitled to a fee equal to 15% of the gross amount of any Future Receipts (the "Fee") deposited from January 1, 1999 for so long as Bally continues to receive any Future Receipts.

                On March 1, 1999 and each first day of each consecutive month thereafter Bally shall be entitled to pay itself out of the Reserve Account (a) its Fee for the Future Receipts received by Bally two (2) months prior thereto (e.g., on March 1, 1999, Bally will pay itself the Fee for the Future Receipts collected during January 1999) and (b) all Charge-backs not previously taken. If, on the first day of any such month, the Reserve Account after the payment of
(a) and (b) hereof is more than $25,000 plus the Future Receipts of the prior month, Bally shall remit to the Sports Club, within ten (10) days of the first day of each month, the amount of such excess. If, on the first day of any such month, the balance in the Reserve Account after the payment of (a) and (b) hereof is less than $25,000, plus the Future Receipts of the prior month, Sports Club shall remit to Bally, within ten (10) days after demand, the amount of such deficiency, which upon receipt by Bally will be deposited in the Reserve Account.

                Five (5) months after the closing of the Club by Sports Club, Bally shall deduct from the Reserve Account any then remaining Fees and Charge-backs, and the balance of the Reserve Account shall within ten (10) days be remitted by Bally to Sports Club. Nonetheless, the Sports Club shall have a continuing obligation to reimburse Bally within ten (10) days of demand by Bally for any past or present Charge-backs and Fees not previously taken.



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                11. Arbitration. Any claim or dispute between the parties
arising out of the provisions of paragraphs 8, 9 and 10 of this Agreement shall be determined by arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association before a single arbitrator. The losing party in the arbitration proceeding as determined by the arbitrator shall be responsible to pay the costs and expenses, including reasonable legal fees, of the prevailing party, in an amount determined by the arbitrator. The decision or award of the arbitrator shall be final and binding upon the parties. Any arbitral award may be confirmed and/or entered as a judgment or credit in any court of competent jurisdiction in New York, New York.

                12. Indemnification Against Hilton Claims. In the event that Hilton (or any assignee or successor of Hilton) asserts any claim, action, cause of action, controversy or dispute under the Management Agreement against Bally ("Hilton Claim"), Sports Club shall (i) provide a defense to any such Hilton Claim, by retaining experienced, reputable counsel satisfactory to Bally to defend against such Hilton Claim, at the sole expense of Sports Club; and (ii) shall indemnify Bally and hold Bally harmless from and against (a) any expense which Bally may reasonably incur arising out of or relating to such Hilton Claim or the defense thereof and (b) any judgment entered against Bally arising out of such Hilton Claim. Before retaining counsel with respect to any Hilton Claim, Sports Club shall notify Bally in writing of its choice of counsel and Bally shall have five (5) business days to object in writing to such choice. If Bally objects to such choice of counsel, the parties shall attempt to agree on counsel mutually satisfactory to them, and if no agreement is reached within three (3) business days, counsel shall be the New



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York City law firm of Rogers & Wells (or if Rogers & Wells at that time has a conflict), another law firm of similar size and reputation. Notwithstanding the foregoing, Bally shall have the right, but not the obligation, to retain separate counsel to participate in the defense of any such Hilton Claim, at the expense of Bally.

                13. Computer System and Personal Property. Bally shall not remove the computer hardware and software systems except for the AS400 and related hardware and software (the "Computer System") presently at the Club. Bally acknowledges that these computer hardware and software systems (except for the AS400 and related hardware and software) are the exclusive property of Sports Club. Bally represents, warrants and acknowledges that it does not claim any interest, of whatsoever nature, in any of the furniture, fixtures, equipment, machinery or other personal property (except for the "credit card terminal and printer" which may be removed by Bally prior to the Execution Date) at the Club (collectively "Personal Property"). Defendants acknowledge at the time of the execution of this Agreement that they have inspected the Computer System and Personal Property at the Club and same are in the premises of the Club and accepted "as is." Notwithstanding the foregoing, Bally shall not remove the AS400 and related hardware and software from the Club until it provides to Sports Club the information required by paragraph 7(ii) hereof. Sports Club will cooperate with Bally in permitting the removal of the AS400 and related hardware and software.

                14. No Further Authority as Manager. As of the Execution Date, Bally will not act as manager of the Club or represent itself to any third party as being the future manager of the Club.



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                15. Non-disclosure. Bally and Defendants shall each keep the terms and conditions of this Agreement and the Management Agreement confidential and not disclose same to any third parties (except that the parties may disclose the terms and conditions of this Agreement and the Management Agreement to their attorneys and accountants who shall be advised of the terms of this Non-disclosure provision), unless such disclosure is required by applicable law, judicial process or order of a court of competent jurisdiction.

                16. Discontinuance. Concurrently with the execution of this Agreement, (a) Bally and Defendants shall have their counsel of record in the Action execute and file a Stipulation of Discontinuance in the form of Exhibit B hereto, dismissing with prejudice all claims filed by Bally in that action and all counterclaims against Bally filed by Sports Club in that action, (b) Bally and Defendants shall execute and file a Stipulation and Order vacating the Injunction and Bally agrees to have its counsel take any and all additional steps necessary to vacate the Injunction, and (c) the Appeal of the Action shall be withdrawn with prejudice.

                17. Third Party Rights. Nothing contained herein shall be deemed a waiver, limitation or release of any right of any party to this Agreement as against Hilton or any other third party.

                18. Severability. If any provision of this Agreement shall for any reason be determined to be unenforceable in any respect, such unenforceability shall not affect any other provision set forth herein, and this Agreement shall be construed as if such unenforceable provision had not been contained herein.



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                19. Release by Bally. Except for the terms and conditions of this Agreement, Bally for itself, its successors and assigns, and the officers, directors, trustees, agents, representatives, shareholders, bondholders, attorneys and employees of Bally and of any company, partnership or other legal entity which is or has been owned by Bally in whole or in part, along with all affiliates, subsidiaries, predecessors, officers, directors, employees, or shareholders thereof, and all persons claiming by, through or under any of the foregoing (collectively, "Bally Releasors"), hereby release and discharge Defendants, their current and former related entities, their current and former affiliates and subsidiaries, their predecessors, successors and assigns, and the current and former officers, directors, trustees, agents, representatives, shareholders, partners, bondholders, attorneys, insurers and employees thereof (collectively, "Sports Club Releasees"), from all actions, claims, counterclaims, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, detriments, executions, claims, and demands whatsoever, in law or equity, known or unknown, which the Bally Releasors ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement but arising solely out of or in connection with the Disputes.

                20. Release by Defendants. Except for the terms and conditions of this Agreement, Defendants for themselves, their successors and assigns, and the officers, directors, trustees, agents, representatives, shareholders, bondholders, attorneys and employees of Defendants and of any company, partnership or other legal entity which is or has been owned by



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Defendants in whole or in part, along with all affiliates, subsidiaries, predecessors, officers, directors, employees, or shareholders thereof, and all persons claiming by, through or under any of the foregoing (collectively, "Sports Club Releasors"), hereby release and discharge Bally, its current and former related entities, its current and former affiliates and subsidiaries, its predecessors, successors and assigns, and the current and former officers, directors, trustees, agents, representatives, shareholders, partners, bondholders, attorneys, insurers and employees thereof (collectively, "Bally Releasees"), from all actions, claims, counterclaims, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, detriments, executions, claims, and demands whatsoever, in law or equity, known or unknown, which the Sports Club Releasors ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement but arising solely out of or in connection with the Disputes.

                21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                22. Jurisdiction. Except for those claims required to be arbitrated pursuant to paragraph 11 hereof, the parties consent to the jurisdiction of the courts of the State of New York with respect to any claim, cause of action, controversy or dispute arising out of or relating to this Agreement, the Management Agreement or the Club.

                23. Review by Counsel. The parties represent and warrant that
(a) their review and execution of this Agreement has been in consultation with their attorneys, and that they



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understand their rights, obligations and undertakings under this Agreement; (b)
they are entering into this Agreement knowingly and voluntarily, and (c) they hereby waive any and all defenses to enforcement of this Agreement based on an alleged lack of such knowledge or free will.

                24. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matters hereof, and is based solely on the representations and warranties, covenants and agreements contained herein, and not on the basis of any other representation, warranty, covenant, agreement, promise, statement, arrangement or understanding, written or oral, not expressly set forth herein. This Agreement may not be amended or modified except in writing signed by all the parties and expressly stating that it is intended to amend this Agreement.

                25. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

                26. Notices. Any notice sent under this Agreement shall be sent simultaneously be facsimile and by overnight courier (and shall be effective when so sent) as follows:

If to Bally:          Cary A. Gaan, Esq.
                      Bally Total Fitness Holding Corp.
                      8700 W. Bryn Mawr Avenue
                      Chicago, Illinois 60631
                      773/399-0126 (facsimile)

with a copy to:       Sanford S. Asher, Esq.
                      Jaffe & Asher
                      52 Vanderbilt Avenue
                      New York, New York 10017
                      (212) 687-9639 (facsimile)



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If to Sports Club:    The Sports Club Company, Inc.
                      11100 Santa Monica Blvd.
                      Suite 300
                      West Los Angeles, CA 90025
                      (310) 479-4350 (facsimile)

with a copy to:       Robert Ward, Esq.
                      Mayer Brown & Platt
                      1675 Broadway
                      New York, NY 10019
                      (212) 262-1910 (facsimile)

                27. Power and Authority. The persons signing this Agreement represent and warrant that they each have the power and authority to execute and deliver this Agreement as the binding obligation of the parties for whom they are signing.

                28. Facsimile Binding. The execution of this Agreement and the transmission thereof by facsimile shall be binding on the party signing and transmitting same by facsimile fully and to the same extent as if a counterpart of this Agreement bearing such party's original signature had been delivered. Without limiting the binding nature of counterparts of this Agreement transmitted by facsimile, each party who so transmits his signature by facsimile, shall deliver an additional counterpart bearing his original signature, within seven (7) days thereafter.

                IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                            THE SPORTS CLUB COMPANY, INC.

                                            By: /s/ D. Michael Talla
                                               ---------------------------------
                                               Name: D. Michael Talla
                                               Title: CEO

                                            RM SPORTS CLUB, INC.

                                            By: /s/ D. Michael Talla
                                               ---------------------------------
                                               Name: D. Michael Talla
                                               Title: CEO



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                                            BALLY TOTAL FITNESS HOLDING
                                            CORPORATION

                                            By: /s/ William G. Farelli
                                               ---------------------------------
                                               Name: William G. Farelli
                                               Title: EVP



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Bally Wire Instructions
for $1,379,727 wire:

LaSalle National Bank
ABA Number: 071000505
For the Account of: Bally Total Fitness Corporation
Account No. 5800020108